Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2026, relating to the consolidated financial statements of First Breach Inc. (the “Company”) appearing in its Annual Report on Form S-1 (Reg. No 333-295442) for the years ended December 31, 2025 and 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

Grassi & Co., CPAs, P.C.

Jericho, New York
August 25, 2026